EXHIBIT 11

                              MODERN CONTROLS, INC.

                   COMPUTATION OF NET INCOME PER COMMON SHARE




                                  Three Months Ended
                                      March 31,
                               -----------------------
                                  1996         1995
                               ----------   ----------
PRIMARY

Average shares outstanding      4,372,008    4,526,231

Net effect of dilutive stock
options - based on the
treasury stock method              32,828        4,054
                               ----------   ----------
Total                           4,404,836    4,530,285
                               ==========   ==========


Net income                     $  700,247   $  512,705
                               ==========   ==========

Primary per share amounts      $     0.16   $     0.11
                               ==========   ==========



FULLY DILUTED

Average shares outstanding      4,372,008    4,526,231

Net effect of dilutive stock
options - based on the
treasury stock method              25,425        5,039
                               ----------   ----------
Total                           4,397,433    4,531,270
                               ==========   ==========

Net income                     $  700,247   $  512,705
                               ==========   ==========

Fully diluted per share
amounts                        $     0.16   $     0.11
                               ==========   ==========